EXHIBIT 10.1

January 16, 2014

Robert A. Lyons

12 Trevor Way

Sudbury, MA  01776

Bob,

Subject to approval by the compensation committee of the Board of Directors of Affinion, we are pleased to present our offer for the position of Executive Vice President, Chief Operations Officer, Affinion Group effective March 10, 2014.  In this role, you will report directly to Todd Siegel, Chief Executive Officer, Affinion Group and you will work out of our Stamford, Connecticut office.  The details of the offer are as follows:

Compensation

1.	Your base bi-weekly salary will be $15,384.62 annualized to $400,000.00.
2.

You will be eligible to participate in the Affinion Annual Incentive Plan for the fiscal year 2014. Your bonus will be based upon the then current bonus plan, which provides a target of 100% of your earned base salary. Funding of any bonus requires the company to achieve its objectives and then the calculation of any payment is tied directly to individual performance and contribution.

3.	You will be eligible to receive a monthly car allowance equal to $1,445.00 per month, subject to applicable taxes.
4.

You will also be eligible to receive a one-time sign on payment equal to $50,000 paid upon successful completion of 90 days of employment. This will be a gross payment subject to all applicable taxes and withholdings and if you choose to voluntary leave the company within your first eighteen (18) months of employment, you will be obligated to repay this payment.

5.

Following the commencement of your employment and subject to the approval of the Compensation Committee, you will be eligible to receive 125,000 options with a strike price equal to the fair market value on the date of such grant. The Committee will take action, as soon as reasonably possible, following your formal acceptance and official start of employment. The options (including their vesting) will be subject to the terms of the Company’s 2007 Option Plan and an option agreement to be entered into between you and the Company.

6.

The Company will pay the cost of temporary housing, including any taxes relating to such payments, for you through August 31, 2014 subject to your continued employment with the Company through such date. The Company will assist you with relocation costs to Connecticut with such costs to include:

•	Home sale assistance – marketing assistance, legal costs
•	Home purchase closing costs
•	Movement of household goods

In addition, you will be eligible to receive a $15,000 relocation allowance, net of taxes, towards any additional expenses related to your relocation.  Relocation to Connecticut must be within 45 miles of the Stamford office and occur within twelve (12) months of start date.

Benefits

Affinion provides a comprehensive benefit package which includes life, short-term/long-term disability, medical, vision and dental insurance coverage, as well as, an optional 401(k) savings plan.  For your information a summary packet has been enclosed for review.  Coverage for all benefits begins on the first of the month following thirty (30) days of employment, excluding 401(k) which requires six months of service.

Affinion Group.  6 High Ridge Park, Stamford, CT  06905 Tel: (203) 956-1000 Fax: (203) 956-8502

Duties and Responsibilities

The Employee recognizes and acknowledges that all information pertaining to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of Affinion or any of its affiliates ("Information") is confidential and is a unique and valuable asset of Affinion or any of its affiliates.  Access to and knowledge of certain of the Information is essential to the performance of the Employees’ duties.  The Employee will not during the term of employment or thereafter, except to the extent reasonably necessary in performance of duties, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law.  The Employee will not make use of the Information for his own purposes or for the benefit of any person or organization other than Affinion or any of its affiliates.  The Employee will also use best efforts to prevent the disclosure of this Information by others.  All records, memoranda, etc. relating to the business of Affinion or its affiliates, whether made by the Employee or otherwise coming into his/her possession, are confidential and will remain the property of Affinion or its affiliates.

During the Employment and for one (1) year period thereafter irrespective of the cause, manner or time of any termination, the Employee will not use his/her status with Affinion or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to Affinion or any of its affiliates.  Additionally, it is the policy of Affinion to have all employees complete a confidentiality agreement and non-compete agreement, the form of which is attached for your signature.

Pursuant to the Immigration and Naturalization Reform Act we are required to verify the identity and employment authorization of all new hires.  In order to comply with this obligation you must complete an Employment Eligibility Verification Form I-9 within three days of hire.  This form will be presented to you on your first day of hire.

Employment with Affinion Corporation or any of its subsidiaries or divisions is at will.

It is also our policy to perform a criminal background investigation check for all new hires.  Since this offer is being made prior to the completion of the criminal background check, if any negative information is discovered through this process, our offer of employment may be rescinded.  If your employment has already begun, it may be terminated.

Bob, we are truly excited about you joining the Affinion team.  If you have any questions, please do not hesitate to call me at (203) 956-8892.

If this offer meets your expectations please indicate your acceptance by signing and returning it to my attention.

Sincerely,

/s/James C. Daly, Jr.

James C. Daly, Jr.
EVP, Chief Human Resources Officer

cc: Todd Siegel

Understood and Accepted:

/s/ Robert A. Lyons
Robert A. Lyons	Date

Affinion Group.  6 High Ridge Park, Stamford, CT  06905 Tel: (203) 956-1000 Fax: (203) 956-8502